Exhibit T3A-6
CERTIFICATE OF INCORPORATION
OF
NEENAH FOUNDRY COMPANY
     1. Name. The name of the corporation is Neenah Foundry Company (the “Corporation”).
     2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
     3. Nature of Business; Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).
     4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be shares of Class A Common Stock, with a par value of $100.00 per share.
     5. Incorporator. The name and mailing address of the incorporator are Robert J. Gitter, 2121 Brooks Avenue, Neenah, Wisconsin 54957.
     6. Board of Directors.
          A. General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Directors need not be stockholders of the Corporation or residents of the State of Delaware. Elections of directors need not be by written ballot. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to make, adopt, alter, amend and repeal Bylaws as provided in the DGCL.
          B. Number. The total number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
     7. Limited Liability of Directors.
          A. Personal Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.
          B. Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The rights to indemnification and advancement conferred in this Article 7 shall be contract rights and shall become vested by virtue of the director’s service at the time when the state of facts giving rise to the claim occurred. The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Notwithstanding anything to the contrary contained in this Section 7.B, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.
          C. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
          D. Non-Exclusivity. The rights and authority conferred in this Article 7 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
          E. Applicability. Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article 7 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. Any rights to indemnification or advancement hereunder may not be amended or otherwise modified or limited without the express written consent of the person entitled to such indemnification or advancement.
     8. Amendment or Repeal. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

          THE UNDERSIGNED, being the incorporator named above, has executed this Certificate on this ___ day of July, 2010.

Robert J. Gitter
Signature page to Certificate of Incorporation
of Neenah Foundry Company